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                                                                 Exhibit 99.1

                             AMKOR TECHNOLOGY, INC.
                 SECOND QUARTER 2003 CONFERENCE CALL TRANSCRIPT

Operator:             Good afternoon ladies and gentlemen and welcome to the
                      Amkor Second Quarter Earnings Conference Call.

                      At this time all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at anytime during the conference, please press the star followed by the zero for an operator. As a reminder this conference is being recorded today, Monday, July 28, 2003. I would now like to turn the conference over to Mr. James Kim, Chairman and Chief Executive Officer. Please go ahead sir.

James Kim:            Thank you for joining us today. I am James Kim, Chairman
                      and Chief Executive Officer of Amkor. With me today are John Boruch, President and Chief Operating Officer and Ken
                      Joyce, Chief Financial Officer.

                      I will make some brief remarks, Ken will discuss our operating results and then John will have some closing comments.

                      We have achieved our second quarter financial targets despite the business disruption caused by the Japan earthquake and despite the impact of SARS on the Asian electronics industry. The outsourcing trend has driven our company's growth for the past 35 years. By maintaining our industry leadership and providing innovative package and test technology we will encourage our customers to outsource more. We believe this is creating opportunities for Amkor to achieve sustainable and profitable growth. We are especially heartened by strong growth potential in Japan. We expect to
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                      approach or exceed the breakeven in the third quarter and
                      we believe that business should continue to grow in the fourth quarter.

                      Looking ahead into 2004, improving economic conditions and strengthening semiconductor demand should create a platform for strong growth for Amkor. Ken Joyce will now review our financial results.

Kenneth Joyce:        Thank you, Jim. Before we discuss our financial results, I would like to remind you that any forward-looking statements made during the course of this conference call represent the current view of management. We refer you to today's press release, which was filed with the SEC or in Form 8K prior to this conference call and our other filings with the SEC for information on risk factors that could cause the actual results to differ materially from our current expectations. The Webcast of today's conference call can be access through our Investor
                      Relation Section of our Web site at amkor.com.

                      I would like to remind everyone that in the first quarter of 2003, we sold our wafer fabrication service business. Accordingly, prior year results have been restated to reflect this sale. Our second quarter of revenue of $378 million was up 10% sequentially and 8% year-over-year. It should be noted that in 2002, our second quarter of revenue rose 21% sequentially. So the bar was set pretty high for the year-over-year comparison.

                      Second quarter revenue was impacted modestly by a temporary disruption in wafer fab supply due to the Japan earthquake, which affected not only our joint venture partner Toshiba but also other customers who have wafer fab in the affected area. We also believed that SARS had a general impact on customer demand in the second quarter. Although the extent of the impact is difficult to quantify, we believe that the residual effects of SARS on the electronic supply chain may linger into the third quarter.

                      Gross margin rose to 19.6% in the second quarter from
                      13.6% in the first quarter reflecting ongoing factory cost reduction initiatives, line consolidation
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                      activities, factory expense control and higher utilization of our assembly and test assets. Our cash balance was $346 million at June 30 compared to $351 million at March 31 and $162 million at June 30 of last year.

                      Short-term debt was $49 million, the bulk of which is renewable working capital lines of credit to support our Japan and Taiwan operations. Our liquidity position is actually quite solid. During the second quarter, we made important progress aligning Amkor's capital structure to support the next phase of our growth strategy. We entered in to a new secured bank credit facility on a more favorable term. We also refinanced $425 million in senior notes extending the maturities from 2006 to 2013 while reducing the interest rate from 9.25% to 7.75%.

                      Taken together, these actions have significantly strengthened our financial liquidity. In addition, we received board approval to purchase up to 150 million of the 9.25% senior notes due 2008. And to date, we have purchased 7 million of these notes in the open market.

                      In anticipation of continued growth, our second quarter capital expenditures were $68 million. During the quarter, we stepped up order and delivery activity for fine pitch wire bonders, high-speed testers and other advanced equipment. This equipment is being deployed across all of our geographic location. Our capital budget for 2003 remains $150 million.

                      Here is a recap of third quarter guidance contained in our earnings release: Revenue for the third quarter should be up between 8% to 10% sequentially; gross margin should be in the range of 21% to 24%; and we expect third quarter bottom line to be breakeven give or take 2 cents against the breakeven.

                      Now I'll turn the call over to John Boruch for some additional comments.

John Boruch:          Thank you, Ken. In our last call, we talked about the
                      increasing business activity in the semiconductor industry and we expressed optimism that our
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                      sector was primed for recovery. We believe that is the
                      case. Business strengthened during the quarter and in fact, we had upside opportunities that could not be fulfilled because the supply chain, primary substrate suppliers, was not ready to respond to the rapid increase and forecast.

                      Regarding the substrate supply issue, we have taken significant action to increase our substrate vendor base in corresponding substrate supply. We do not anticipate the availability of substrates to be a major problem going forward.

                      We believe there is a technology transition underway that is driving the need for more advance packaging and driving semiconductor companies to outsource more of their packaging requirements. While the OSAT industry conditions remain highly competitive, we believe that company management's are becoming more careful in the way they allocate their assembly and test resources.

                      We think the days of unbridled expansion are over - at least for a while. We expect the pace of industry to recover - the pace of industry's recovery to be moderate with normal return - seasonal normal patterns. That should make for stable manufacturing environment, which will have positive implications for capacity utilization and pricing.

                      We are very pleased with our progress in Japan with the semiconductor industry is primed for acceleration of outsourcing. Amkor has by far the largest share of OSAT market in Japan and we continue to penetrate the major IC suppliers. This year, our business with Japanese IC companies outside of Toshiba joint venture should grow more than 30%.

                      Our Taiwan business is on track to grow more than 40% this year with the standard capacity of several production lines which should accommodate business growth. We also - we are also qualifying several chip set and
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                      graphic suppliers using flip chip technology and
                      anticipate meaningful business in these markets in 2004.

                      One year ago, our Taiwan operations were unprofitable, today, we are in the black. Our business in China continues to grow. We're adding test capacity and continue to build relationships with the emerging foundries.

                      Our goal in China is to broaden our technology base and build scale in proportion to viable business opportunities. Our test revenues grew nicely this quarter and should continue to improve as both IDMs and fabless customers become more comfortable with outsourcing tests. We are looking to establish test alliances in both China and Taiwan as a way of providing turnkey assembly and test capability or managing the business risks associated with building test capacity.

                      Our highly diversified customer base in an ongoing strength for Amkor, excluding the joint venture with Toshiba, no single customer was more than 4% of our first half revenue. Our top ten customers accounted for 46% of first half revenue and our top 25 customers comprise only 76%.

                      We are experiencing strong growth in MicroLeadFrame, Chip Array, stacked CSP, System in Package, RF Test and Strip Test. These are leading the recovery in our business to provide Amkor with the exceptional array of advanced packaging and test technology.

                      We believe Amkor's geographic diversification, strong product and technology portfolio, and broad customer base will allow us to stay at the leading edge of the outsourcing trend. We continue to forge ahead on driving operational efficiencies without compromising our manufacturing and marketing capabilities. We remain committed to achieving profitable and sustainable growth.

                      Operator will now open this call to questions.
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Operator:             Thank you, sir. Ladies and gentlemen at this time we will
                      begin the question and answer session.

                      If you have a question, please press the star followed by the one on you pushbutton phone.

                      If you would like to decline from the polling process, please press the star followed by the 2. You will hear a three tone prompt acknowledging your selection and your questions will be polled in the order in which they are received. If you are using speaker equipment, you will need to lift the handset before pressing the number. One moment please, for our first question.

                      Our first question comes from Eric Gomberg with Thomas Weisel Partners.

Eric Gomberg:         Hey guys, nice quarter. Could you talk a little bit about
                      what the pricing environment looks like right now?

John Boruch:          Yes. This is John. The pricing we think will remain
                      competitive for the rest of this year. We expect going forward our normal 2% to 4% decline in ASP, which we accounted for in our forecast. So we would typify the current situation as being a normal - in the normal range.

Eric Gomberg:         And it's true across all package type?

John Boruch:          Well, I think for the most part, a pretty stable
                      environment. The legacy packages, the older packages - a
                      lot of that was shaken out a year ago or so, which to
                      come down the learning curve and the pricing curve and
                      some of our new alliances as usual, which kind of results
                      in this normal 2% to 4% per quarter kind of reduction. But manufacturing efficiencies kind of keep pace with that so
                      until supply ties up a little bit more, we think we'll be
                      in this range of very moderate erosion as we go forward.
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Operator:             Our next question comes from Shekhar Pramanick with
                      Prudential.

Shekhar Pramanick:    Hi good afternoon. Couple of question for Ken -
                      Ken what was the pro forma number? Also, what are the incremental margins? And what kind of gross margins you were expecting for the Japanese business where you're seeing growth? And then I have another one for John.

Kenneth Joyce:        Well, let's get back to the pro forma. We did 31 cents EPS loss. If you subtract out the 19 cents relative to the refinancing activities of the debt retirement, you would have a 12-cent loss. And the next question...

Shekhar Pramanick:    The incremental margins?

Kenneth Joyce:        On?

Shekhar Pramanick:    From here on.

Kenneth Joyce:        The incremental margins going forth, as we said before,
                      pretty much our model is, our breakeven is around $400 million in revenue per quarter. At that rate, gross margin is around 21%. If we could get up in a range of $450 million per quarter, the margins will be more in a range of 25% to 27%. And if we get up in the $500 million to the, which would be a $2 billion range, we would be in the 29, 30, or 30 - in the low 30s.

Operator:             Our...

Kenneth Joyce:        Approximate.

Operator:             Our next question comes from Ted Parmigiani with Lehman
                      Brothers.

Ted Parmigiani:       Hi. Good afternoon. Speaking to the gross margin question
                      there and breakeven, how much ASP erosion are you assuming with those kind of
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                      levels, Ken? The $400 million, you are obviously assuming
                      something like 3% erosion for this quarter?

Kenneth Joyce:        Oh, that's correct.

Ted Parmigiani:       And then fourth, I mean, you know, what I'm saying, it's
                      like we've heard this breakeven numbers before and, you know, even at 8% you would be close to 410 off the number you just printed. So, you know, is there something
                      - is this really more a question of where the sector is at a level of utilization versus where Amkor may specifically be given the fact that, you know, as long as there's under utilization among, you know, any of your at least the top four guys of the space, there's going to be continued pricing pressure through, you know, to competition and defense and offense, I guess?

Kenneth Joyce:        Utilization is fairly important in determining where our
                      margins are, Ted. But also equally important is the mix.

Ted Parmigiani:       Right.

Kenneth Joyce:        And so in this case here, you know, you can have
                      increasing units and decreasing ASPs but the mix plays - also plays a part in that in terms of - sometimes we have some high volume lower ASP mixed in there that will also impact that.

Ted Parmigiani:       Right. And how much of your margin guidance - well let me
                      rephrase it another way - you have a 21% to 24% range, what impact is the substrate situation playing on this and how long do you think that's going to play out?

Kenneth Joyce:        We can't get an exact number on that because it could
                      actually be a competitive disadvantage with something we
                      would not want to disclose. I don't think it's so much the cost of the substrate just having the availability to
                      service our customers. I think what you're referring to is there was and I think John could speak to that a little
                      better, certain pressures in getting substrates to
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                      service our customers during the quarter and we made every effort to make sure that we could do that.

John Boruch:          Yeah. I think definitely, the era of quickly eroding
                      substrate prices is behind us. We see a firming up of those prices. We had to, in the second quarter, pay a little bit more for some accelerated supply. But we've quickly brought up new vendors and our ability to go bring up these new vendors which are lower costs, et cetera and control the mix and do some other things with our vendors and our customers will determine future cost impact of the substrate, the potential shortage which we think there's no longer really a shortage.

                      So we have - we have temporarily blipped there. We think most that's behind us, if not all. And the margin impact going forward for the next couple of quarters should be minimal.

Operator:             Our next question comes from Ali Irani with CIBC World
                      Markets.

Ali Irani:            I was hoping that you could breakdown for us this past
                      quarter's revenue gains and its contribution by unit growth versus ASPs specifically in historicals. And also if you could comment for us on the wafer banks and how you see those at Amkor at the present moment?

Kenneth Joyce:        With respect to the units our assembly unit shipments -
                      we're up 16% from Q1 and as we said earlier, the ASPs are down around 3% during the quarter.

John Boruch:          Yeah. That was again, the ASP - our calculation is based
                      on balls and leads -- number of leads or balls shipped sort of normalize it and take out the mix equation, put it on the ASP side. So you can't do the straight math formula, units and dollars and come up with that ASP.

                      On the wafer die support - die banks, not much had changed over the quarter, so it's pretty much in the normal range.
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Ali Irani:            How many weeks of wafer bank, if you give us a general
                      sense, your customers are holding now?

John Boruch:          Well, you know, a lot of them hold zero. I don't want to
                      mislead you and some of them might hold up to three or four months supply depending on what their business model looks like. So we don't look at it as a meaningful indices to either discuss or report a recent supply of wafers because it doesn't mean much. It's basically - based on what customers want to do. They keep wafers in their own factories or they keep it in our factories and we don't know what they have in their own factory.

Operator:             Our next question comes from John McManus with Needham &
                      Company.

John McManus:         Yes. Have you seen any increased utilization of some of
                      the older plants here in the end of the second quarter going in to the third quarter?

John Boruch:          Older plants, you mean, our customers' factories or our
                      older product lines?

John McManus:         Your older product lines.

John Boruch:          No. We feel a little bit but there's still a lot of
                      capacity remaining to be sold out. As we believe the IDMs when they fill up here as maybe this year or some time next year, as they fill up, we don't believe there's much commitment on their part to buy older - that older capacity and continue with that, for that strategy. So, we think that will pour over, at least our customers have told us that, they have told us to be ready for big increase of demand whatever their current factories are for. So that is still laying somewhere out in the future for us.

John McManus:         And could you give us an idea of - well, could you give
                      us what your corporate utilization rate assumption is in
                      your revenue guidance? If you were 70%, what do you
                      anticipate there would be say in the third quarter?
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Kenneth Joyce:        That would - yeah it's probably be in a range of around
                      75%.

Operator:             Our next question comes from John Pitzer with Credit
                      Suisse First Boston.

John Pitzer:          Yeah. Good afternoon guys. A couple of questions here --
                      first, can you help quantify on a dollar term what the impact out of the Japanese earthquake was for this quarter and are you recapturing all that revenue in the calendar third quarter? And then secondly, you look at the mix of the business by the end market, the second quarter saw a great growth on the consumer side. I wonder if you could give us some guidance by end market where you see the growth going into the third quarter. Thanks.

John Boruch:          All right. Oh, yeah, you know, as we published the
                      earthquake impact of - at Toshiba and the surrounding fabs was going to be into $5 to $10 million range and we believe the best to our calculation that's the kind of in the range it was. You know, over and above that, which we didn't - but our customers talked to a lot, we thought - definitely there was a SARS impact as the quarter developed, we certainly saw cell phone market kind of roll over on us, paused for a while and basically our conclusion with what we've seen out there. And talking to our customers and some of their customers is that - as we all know there was a big cessation of demand temporarily in Asia in the affected countries. And whether that demand is going to popup as the double hit in Q3 and Q4, who knows, but we certainly think it will go back to normalcy and we're seeing that being effective now on our forecast.

John Pitzer:          Well John, to play devil's advocate a bit, given the SARS
                      impact, the cell phone impact, the Japan impact - why not better growth sequentially going into Q3?

John Boruch:          Well, we'll see. You know, we're not the ones who are
                      going to predict the SARS, what the SARS impact was. Was
                      there (unintelligible) from the SARS scare? How deep was
                      the demand eroded and will it come back? Is it totally
                      gone from the, you know, the shopping malls of Asia?
                      I don't know. We
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                      looked at what our customers are forecasting for the third quarter, it's not robust. Okay. It's very cautious; their visibility seems to be still cloudy. Ours is better. So anyway, you know, our numbers - we're giving you our best guess right now and of course we were hopeful that "Hey, maybe they're completely exact." We'll see.

James Kim:            But the important thing is we definitely see fourth
                      quarter to be strong.

John Boruch:          Yeah.  Fourth quarter has held up.

Operator:             Our next question comes from Timothy Arcuri with Deutsche
                      Bank. Mr. Arcuri, please go ahead.

Timothy Arcuri:       Hi. Hi guys. Following on to what a gentleman was asking,
                      I wanted to get out a little bit more of some of these one-timers in the quarter and what kind of the apples-to-apples guidance is? You quantified with the impact from the earthquake was but can you quantify a little bit what the impact to the shortages of substrate supply was? So what could have you done? Were you able to get all the substrates that you would've needed?

John Boruch:          We looked at that, that's really a hard one to estimate.
                      It's tough. I don't want to take a stab at it but it certainly was some upsides that we missed out on and I don't know where it went, maybe our competition maybe just extended out. I'm not sure.

Timothy Arcuri:       Okay. So if you kind of normalize it, your guidance really is up more kind of 5% if you look at it on an apples-to-apples basis? So should we expect that business to come back in Q4? Or is this business that just gone because of the market - because of weakness in the second half of the year?

Jim Kim:              What weakness?

John Boruch:          What you're saying is because we should have shipped more
                      because of the earthquake, et cetera. If you estimate what that might have been, and think
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                      about current guidance, then you got a 5% kind of growth
                      for the quarter. Okay.

James Kim:            Are you talking about (unintelligible)?

John Boruch:          I'm just trying to rephrase his question so I know what...

Timothy Arcuri:       Off of, you know, off of some of these one-timers in Q2.
                      So, I'm wondering if we see some of these things that might've come back in Q3 instead come back in Q4.

John Boruch:          That's - that might be what we are looking at right now.

Operator:             Our next question comes from Satya Chillara with WR
                      Hambrecht.

Satya Chillara:       Good afternoon, guys. John, you've talked about a stronger
                      Q4. Can you able to quantify that for us?

John Boruch:          No. Not yet. It's still too early. We still have three
                      months to go before we have to do that. But, you know, our view here if that we are going to have a strong quarter in Q4 or a growing quarter in Q4, that would signify to us that the semi industry might be looking at a pretty good
                      2004. And it's kind of historically been our cue, not a 100% of the time but a lot of the times so we're encouraged by the fact that that quarter is going to be a growth quarter for us at least at this point of time - leading to maybe a pretty good 2004.

Satya Chillara:       What about the capacity utilization in Q3 on the second
                      half, how is that trending, I mean, in Q2 you have 70% of utilization.

John Boruch:          Yeah, we'll go up to the mid 70 or so in Q3 and then going out in the year around 80% or so and, you know, that's a
                      very comfortable nice area to be in 80% - 85% utilization
                      rate where we can service customers and make decent
                      margins. Let's hope that happens.
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Operator:             Our next question comes from Brett Hodess with Merrill
                      Lynch.

Brett Hodess:         Just to follow on the utilization, can you talk
                      about the utilization at the very leading edge? Obviously, capex budget's not changing but accelerating the quarterly spend level a bit, could you run into tightness on the leading-edge that might impact your sales growth?

John Boruch           Yeah we have some lines that on the leading-edge
                      that are very, very fast growing and running about 110% of utilization right now or trying to. And - but I will typify some of our leading-edge lines running close to capacity. And we're adding it as we go forward with Q3. As you saw, we had a pretty good - pretty big capex number which we spent in Q2 and that's all in anticipation of continuing to go in Q3 and Q4. So, all good stuff.

Brett Hodess:         Are the lead times on the equipment short enough that you
                      can meet your needs as you grow just to head here?

John Boruch           Yeah. Right now we can just - we can pause this thing
                      pretty very fast. We think the lead times are in the very, very, very close range - one, two, three months and we can expand capacity.

Operator:             Our next question comes from Clark Westmont with Smith
                      Barney.

Clark Westmont:       Hi guys. A lot of my questions had been answered
                      but if you could give us I think your revenue concentration for your top ten and top 25 customers, I think you've done that in the past. And then I have a follow up.

John Boruch:          Revenue concentration.

Kenneth Joyce:        Top 25 was 76%.

John Boruch:          Oh, top 25 was 76% and top ten was 46%.

Clark Westmont:       Okay. Great. And also could you update us on the TI
                      business that you have including the DLP packaging.

John Boruch:          We've known to speak to our customer demands that we get -
                      we made announcement to TI that we are in the DLP packaging business for them and that has been growing - that's all I can do to tell you right now.

Operator:             Our next question comes from Eric Reuble with Miller Tabak
                      Roberts.

Eric Reuble:          Great quarter guys. John, in the past you've talked about
                      - in the early part of the up cycle receiving of greater proportion of IDM outsourcing and I'm just wondering - you talked about that IDM capacity filling up for us in the end of the year, is that still sort of in the range that you were looking at a couple months - a couple of quarters ago?

John Boruch:          Yeah. We thought that there was reasonable chance
                      with the IDM because they were running in the 85% - 90% earlier this year - utilization rates. And I would - I hope, I'm not predicting - I'm hoping that as we get out of this year it would - a number of them will stop running out of capacity on the older packages and they'll start beginning to outsource a lot more than they had been - we'll see but we're ready for them and a number of them have told us to get ready so we are ready. We'll see if it comes out.

Eric Reuble:          And can you give any more color on Japan, you mentioned
                      that you could see that business grow by 30% this year are you starting to see other customers use the facility there that you are in joint venture? That was - the goal was to get other customers.

John Boruch:          Yeah. We fully expect that as we go out of the JV in the
                      next year - about the third of that batch will be used for other customers besides the Toshiba Iwate fabs there. So it is - we have a very successful program underway, lots of qualifications - we've brought up various new lines and we're thinking about bringing up some more. We see a lot of need in Japan for the leading-edge technology that we offer and the Japanese would like to have that close to home so we're culminating some of those requirements.

Operator:             Our next question comes from Sunar Vonerjam with Merrill
                      Lynch.

Sunar Vonerjam:       Yeah. Hi thanks. Just a couple of questions
                      here, could you talk about what the status is as far as the Citizen earn out payment is concerned? You have withheld it and I'm not sure where stand with that right now and number two, when you move - when you acquired the remaining 30% of Toshiba, I understand you go from a cost plus to a market base pricing. Given where you stand now what does that do to your gross margin for that part of the business?

Kenneth Joyce:        Well, there's two parts here: the Citizen we do
                      have a payment of $12 million that's due to Citizen. There is a dispute currently over some of the IP that was transferred to Amkor. When that dispute is resolved, then that payment will be made hopefully we'd know it by the end of the year, something in that time frame. So that's the first question.

                      The second on the Toshiba, there's a residual payment. There's a min and a max and our current outlook is that we'll be around $15 million to buy out the remaining 40% interest in Toshiba. You're absolutely right that we go from cost plus to market based and we think it's going to have a positive impact on margins because we're going be bringing in third-party business also which is going to allow as to increase some of the margins over the cost plus that we enjoy right now with the Toshiba business.

Sunar Vonerjam:       All right.  Thanks.

Operator:             Our next question comes from Mehdi Hosseini with Soundview
                      Technology.

Mehdi Hosseini:       Yes. Most of my questions have been asked but I just need
                      some clarification. John, you talked about kind of a moderate recovery and let's say if the semiconductor industry where to grow at - in a rate of 5% to 8%, to what extent would you expect this industry to grow going to 2004? And then we talked about increased outsourcing by IDM's and you talked about increase to addition there.
                      What is it going to take - is it going to be a step function where we wake up one day and everybody's going to start increasing outsourcing? Or you're going to see a trend and Japan is going outsource more and then followed by Europe? If you could add additional comments, I will appreciate it.

John Boruch:          Yeah, I think basically, the trends already there. I can
                      count on less than two handfuls the number of customers of ours who are going to remain, permanently planted in the backend manufacturing business, you know, Intel and a few others. But for the most part, most of the IDMs, such as the Motorola, Agilent and the IBM, et cetera are going to asset-light or no assets to go to the fabless area and that's already been spoken to.

                      So the trend is already established. It's irreversible in my opinion. I think at some point, some of this companies still have factories that have a little bit of capacity left when they fill up, I think the OSAT industry and Amkor will see a big inflection point some time at 2004 my best guess is where we will see the semi industry will have one curve of growth and for a few years as this outsourcing trend really kicks in, it will modulate eventually obviously but for a few years, you can see this significantly outgrow the semi industry for a couple of years here.

Mehdi Hosseini:       Thank you.

Operator:             Our next question comes from Stanford Missiuaga with
                      Citigroup.

Stanford Missiuaga:   Hi. Thanks. A couple of questions: The first one is,
                      regarding the bond buy back allowance that you got from your board, what are the general terms on it specifically, is there any expiration date and do you have any comment on how you're going to implement it?

Kenneth Joyce:        We're going to do that at as we said Stanford and that's
                      we're going to continue the to monitor the market the opportunistic and go in there and buy it. Obviously, I don't want to say on this phone call, what our target price is but we're going to go and we're evaluating the various MPV levels of which you get the best value, and that's where we will make a purchases.

Stanford Missiuaga:   Is there an expiration on how long you're allowed to do,
                      have this open for?

Kenneth Joyce:        No.

Stanford Missiuaga:   Okay. Second question is, in general what is the
                      acquisition appetite for you guys, either competitors or IDM assets that type of thing?

John Boruch:          Yeah. We have our eyes open, we look for good deals to
                      acquire business from our customers, which may require an asset or purchase of factory, et cetera. Some of these may not, so we are very open to that and as far as competitors, if there are any compelling deals that come our way and they're totally accretive, we would certainly be open to them.

Operator:             Our next question comes from Jeff Harley with Lehman
                      Brothers.

Jeff Harley:          Hi. A few questions, can you talk about end market demand
                      trends in Q2 and what you're seeing in Q3 from your various markets? And also Japan, how much should that grow in '03, and it should account for about how much to your revenue?

John Boruch:          Okay. On the - let's go to Japan first. Japan, kind of
                      this Toshiba joint venture, you know we're talking about the $400 million, so we're talking about roughly 25% of our revenue is Japan-based activity in 2003. So, a substantial increase over the last several years.

Jeff Harley:          Okay.

John Boruch:          The business of that look good, in what the profile was
                      the growth in Q2 and Q3. Because of our high-tech profile and of our new packages, most of our growth has been in the leading-edge packages. Stacked chip, System in Package, flip chip, some test solutions, like Strip Test and RF.

                      So, I would say that 80% to 90% of our growth was fueled by leading-edge kind of activity. Helping us - so even though the cell phone market didn't grow that much, our activity in the cell phone-based activity grew nicely.

                      We think that will continue in Q3. We're not counting on anything big PC pick up in Q3 but hopefully maybe they will be out there and surprise us all. And then we are looking for consumer activity to raise typically as it does in Q3 and that's pretty much been forecasted by our customers so we see - we saw a nice pick-up in consumer business from Q1 because it was so low. The reason for our Q1 quarter being down was primarily consumer business and it came back to some extent in Q2 and it will come back to a larger percent in Q3 and for the first couple of months in Q4. So that's the profile.

Jeff Harley:          Okay.  And computing?

John Boruch:          Computing has been pretty static for us most of the year
                      and we're still forecasting - pretty static and maybe we'll be surprised in the second half.

Operator:             Our next question comes from Robert Marywood with
                      Semiconductor equipment.com.

Robert Marywood:      Yes, hi. Can you update us as to your status of your
                      facility in China, and perhaps share, there and where you see things in the near term?

John Boruch:          Yeah, we have some leased space in China. We've been there for a year and a half or so. Recently, it's been growing nicely, but it's been - from a very small base. Just to remind you that there's still less than 5% of our revenue is in China.

                      We do have big plans for the next five years or so for that activity base. We're actually looking for a place to expand into right now because our leased space has limited capability. As we go forward it'll last us certainly through this year and part of next year but we're talking about new space here that have to be planning 18 months out.

                      We first focused on leading edge cell phone packages and that's been successful for us and growing nicely. And now we're looking to gauge what the foundries need from us to support their output and so we're dealing with the SMIC and Grace and the rest of the foundry there. Trying to understand as best we can what they need to service their customers and we'll put those factories - those products in place as we go forward and some of that requires lower lead stuff which we are putting in place right now.

Robert Marywood:      Can you give us a guess for your market share there and
                      pricing in that market?

John Boruch:          You know, there is - I think the local market is quite
                      confusing and quite small. Basically, when you talk about the China market, like us and ChipPac, et cetera, 90% to 95% of it is for our normal fabless and IDM customers from the normal base. So, all we're doing is building parts for them that we built elsewhere in the past. It is not necessarily for Chinese customers, but some of that is certainly is for Chinese in consumption but we're not quite sure how much.

Operator:             Our next question comes from James Groom with Morgan
                      Stanley.

James Groom:          Good afternoon. Two questions: One is, what are
                      you seeing in terms of equipment pricing? So is it going up as you're ordering or maybe it seems like your competitors are ordering more equipment? And two, this is directed at Ken - could you walk us through kind of working capital, looks like that was the big contributor to your cash flow from operations? Was there anything unusual in the quarter and should we expect the trend established in the first quarter to last for the balance of the year?

John Boruch:          I had already gone into equipment pricing. No, we haven't
                      seen any increase or much change in the equipment pricing.
                      It's been very competitive out there for our equipment suppliers for the last two or three years and remains competitive. So we feel pretty stable.

Kenneth Joyce:        With respect to the working capital changes, we had
                      some needs for funds obviously and they're financing the receivables going forward as sales have built in. That's been offset by payables somewhat. And the other thing is that there's been an increase there in the current period with some of the Dongbu receivables coming out of long term into the current which is about $17 million.

                      But other than that, you know, there isn't a real significant change here, James.

James Groom:          And just really quickly -- is there any further payments -
                      are we all set with the asset sale to on the...

James Kim:            No, we still have 20 million shares of ASI which
                      current market value of roughly $80 million and at few times as we announced in the past, we will continue to monetize that without affecting the market.

Operator:             Our next question comes from Shekhar Pramanick with
                      Prudential.

Shekhar Pramanick:    Hi, good afternoon. Two more questions -- John, did say
                      that you know given 80% of your revenue growth, most of the revenue growth is going to come from leading edge?
                      Should we mean that thing that you have to keep spending the capex at a pretty high cliff to fund the growth? Or did I understand it wrong?

John Boruch:          Yes.  It's not - we still have unbalanced capacity needs.

                      In other words, we may need to fund the leading-edge, we may have to hold back end, but have to buy five-page wire bonders or for stack, we'll have to rub the backend capacity but we have to bind - find placement die bonders because your normal die bonder doesn't work.

                      So, it's more - we're still getting leverage for our investments above well above historical in numbers, but yeah we still have to make investments to achieve that revenue because it is leading-edge we're buying parts of that leading capacities as we go forward.

Shekhar Pramanick:    A question for Ken if I can sneak it in, in Japan, the
                      kind of gross margins you are getting is that you're getting pretty much corporate average or below or if you can give any color.

Kenneth Joyce:        Yes. They're below average right now because it's on a
                      cost plus contract. But they will tend to increase as we bring in third party business into that facility which we've been doing this year, and will accelerate as we come out of the contract.

John Boruch:          Yeah, the business we're bringing is at a higher margin
                      than the JV.

Operator:             Our next question comes from Ted Parmigiani with Lehman
                      Brothers.

Ted Parmigiani:       Yeah, just two quick follow ups here, on the Japan
                      facility, where is utilization there currently? And how much room do you have to expand as it seems like you're expecting business to expand there over '03 and `04.

John Boruch:          It's a real mix bag there, you know, a lot of lead frame
                      and older products. And then we have our new product we just brought in. I don't have those numbers at my fingertips right now.

Ted Parmigiani::      Okay. And just - in the Q4 optimism you've
                      shared with us today. Yes, it seems like that's a little bit different in terms of having optimism for in a business beyond 80 days at least in the recent quarters in which you talked about the outlook. Is there something particular, maybe by mix or maybe a potential long-term agreement or something that gives you that kind of optimism so far out, relatively speaking?

John Boruch:          You know, I think, primary, it's coming from our
                      customers and their commitment to us we did a six-month forecast and we look at the profile and the mix of that forecast with customers and kind of products and how many of those products are single source or at least double source, maybe at the most. And where we have a competitive advantage and where we have IP and the right technology, with the right customer, and the right relationship that we're saying, "Yeah, it's looking pretty good." That's kind of what we're saying right now.

Operator:             Our next question comes from Timothy Arcuri with Deutsche
                      Bank.

Timothy Arcuri:       Hi. I have a quick follow-up first of all Ken for you. How should we treat taxes the next few quarters here?

Kenneth Joyce:        We're looking at taxes of about 3 million per quarter and
                      what that represents is tax expense for foreign entities where there aren't benefits available. In addition to that, we made a note in this press release, it's not included in our guidance. We will probably recognize a tax benefit in the third quarter.

                      We're in the process of evaluating that. What that represents is tax benefits related to tax accruals for pre-IPO period that the certain statute of limitations may expire and we would recognize the benefit. If we did that, we'd probably be in the range of $10 to $15 million in Q3. Other than that, you should have the 3 million per quarter.

Timothy Arcuri:       Okay. Thanks. And if I can sneak one more quick one in -
                      you said - I believe it was last quarter, you talked about the break-even target for revenue coming down to $375 to $400 million by Q4. So that suggests that there still some cost to be taken out of the cost structure. Is that still the plan or you're kind of happy with where things are right now?

Kenneth Joyce:        We're kind of ramping up a little bit. As business has
                      picked-up, we've kind of stabilized somewhat so the breakeven is right in the 400 range.

Operator:             Our next question comes from Satya Chillara with WR
                      Hambrecht.

Satya Chillara:       Hi guys. A couple of questions, in Q3 particularly, are we looking at volume growth in the range of 16% like Q2? Or is it the product mix that's driving the revenue growth in Q3 qualitatively, if you can comment on that?

John Boruch:          Yeah, I think right now our assumption is if that we don't have much fixed change and that it's qualitative, we are looking at roughly. You know, if we have a 10% growth in a 3% price erosion, you got 13% growth. You know kind of an (unintelligible) pretty close this time. But we could be surprised if mix does change rapidly for us. It could be richer and therefore, the ASP don't erode on the average or we can get a lot of 8 Lead and SO business that we weren't planning on and that could quickly save the mix in the other direction.

Satya Chillara:       Okay. And the next question John, if the capex that you
                      spent so far $85 million. Can you do with a split by assembly and test, how much did you spend on the assembly and how much in test? And going forward, remaining $65 million, where do you plan to spend?

John Boruch:          I'll just give you the year. Roughly, you know, we still
                      have a budget of $150 million for the year and out of that around $30- $40 million will be for test. Okay.

Operator:             Gentlemen, at this time I show we have no further
                      question. Please continue with any closing comment you would like to make.

John Boruch:          Well, I want to thank everybody for the being on the call.
                      Let's look forward to a good quarter and continue on.
                      Thank you very much.

Operator:             Ladies and gentlemen, this concludes the Amkor second
                      quarter earnings conference call. If you would like to listen to a replay at today's conference, please dial
                      (303) 590-3000 followed by an access code of 540790. Once again, if you want to listen to our replay of today's conference please dial (303) 590-3000 followed by an access code of 540790. We thank you for your participation and you may now disconnect.

                                       END